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                                                                   Exhibit 10.27

                       SPECIAL FISCAL 2002 INCENTIVE PLAN

A special fiscal year 2002 incentive opportunity has been developed to provide additional reward for exceptional fiscal 2002 profit and ROIC performance.

Objective - Focus and reward key executives' efforts on immediate earnings growth recovery, simultaneously with reducing invested capital.

Eligibility - Approximately 60-70 key executives consisting of all officers, all major profit center heads, and designated others.

Performance Period - Fiscal 2002

Payout Opportunity (Norm) - 25%-35% of base salary plus annual bonus norm for officers and presidents; flat $40,000 for all others. Payout will be in addition to any payout from the annual bonus plan, but will be in lieu of a new unit under the long-term incentive plan.

Payout Opportunity (Range) - The award opportunity is denominated in dollars and will range from 50% of norm at payout threshold, to 150% of norm at payout maximum.

Performance Objectives

Before any payout will be made a minimum corporate Return On Invested Capital
(ROIC) of 13.2% must be achieved. Year end invested capital will be used for this purpose.

If the 13.2% ROIC is achieved plan payout will be a variable amount based on EPS ranging from 50% to 150% of annual bonus norm if EPS is equal to or greater than

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$1.75, with the 50% minimum payable if EPS is equal to $1.75, the 150% maximum payable if EPS is equal to or greater than $1.85, and the amount payable if the percentage is between 50% and 150% calculated on a linear progression basis if EPS is between $1.75 and $1.85, so that, by way of example, 100% of plan incentive will be payable if EPS is $1.80.

Payout Form and Special Conditions

Payout to officers will be in the form of restricted stock that vests on the second anniversary of grant.

Payout to profit center heads will be half in cash (immediate) and half in restricted stock (with the same vesting term as above).

Payout to all others will be 100% cash.

Payout in restricted stock will delay tax until vesting occurs, although 83(b) elections will be available.

Termination due to death, disability or change in control during the two-year stock restriction period will result in immediate vesting. Retirement (age 55 and 10 years) during this period will result in immediate vesting if approved by the Executive Personnel and Compensation Committee of the Board. All other terminations will result in forfeiture of the restricted stock.

Dividends will be paid on restricted stock during the restriction period.

Payments under this program will not be included in compensation for pension benefit determination.

Cash payouts will be eligible for deferral in the non-qualified deferred compensation plan.